Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a summary of the terms of our Common Shares, including certain provisions contained in our articles of incorporation (as amended from time to time, the “articles of incorporation”), by-laws (as effective from time to time, the “bylaws”), and applicable Canadian laws, particularly the Business Corporations Act (Ontario) (the “OBCA”) in effect on the date of our annual report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the OBCA and the full text of our articles of incorporation and bylaws. We encourage you to read the OBCA and those documents carefully.

Brazil Potash Corp. (the “Company”, “we”, “us”, and “our”) has the following securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	GRO	NYSE American

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report.

ORDINARY SHARES

General

We are authorized to issue one class of stock, consisting of an unlimited number of our Common Shares, with no par value per share. Our Common Shares do not have any special rights or restrictions. All of our outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable.

General Meeting of Shareholders

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the OBCA. Under the OBCA, (i) a general meeting of shareholders shall be held at such place in or outside Ontario as determined by our board of directors, or, in the absence of such a determination, at our registered office; (ii) our board of directors must call an annual meeting of shareholders no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, our board of directors may fix in advance a date as the record date for that determination, provided that if we are an “offering corporation” under the rules of the OBCA, such date shall not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held; (iv) notice of the time and place of a meeting of shareholders shall be sent to each shareholder entitled to vote at the meeting, our directors and our auditor; (v) the holders of not less than five percent (5%) of our issued and outstanding Common Shares entitled to vote at a meeting may requisition our board of directors to call a meeting of shareholders for the purposes stated in the requisition; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Ontario Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs.

Our bylaws provide that a quorum for purposes of a shareholder meeting is met when the holders of not less than 10% of the shares entitled to vote at a meeting of shareholders are present in person or represented by proxy.

Voting Rights

The holders of our Common Shares are entitled to attend and vote at all meetings of our shareholders (except any meetings at which only holders of a specified class of shares are entitled to vote), and at each meeting are entitled to one vote for each share held on all matters to be voted on by our shareholders. There is no cumulative voting.

Dividends

The holders of our Common Shares are entitled to dividends when and as declared by our board of directors from funds legally available therefor if, as and when determined by our board of directors in its sole discretion, subject to provisions of law, and any provisions of our articles of incorporation (including the rights, privileges, restrictions and conditions attached to any other class of shares of our Company).

Pre-emptive Rights; Conversion; Redemption; Sinking Fund

There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions with respect to our Common Shares.

Liquidation

Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of our Company, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Shares will be entitled to share pro ratably in the net assets legally available for distribution to shareholders after the payment of or provision for all of our debts and other liabilities.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions with respect to our Common Shares are contained in our articles of incorporation, and such rights, privileges, restrictions and conditions may be changed by amending our articles of incorporation. In order to amend our articles of incorporation, the OBCA requires approval by not less than two-thirds of the votes cast by our shareholders entitled to vote thereon. Additionally, if we make particular types of amendments to our articles of incorporation, a holder of our Common Shares may dissent to such amendments and, if such shareholder so elects and complies with all applicable requirements set out in the OBCA, we will have to pay such shareholder the fair value of the Common Shares held by such shareholder. The types of amendments to our articles of incorporation that would be subject to dissent rights include (but are not limited to): (i) adding, removing or changing restrictions on the issue, transfer or ownership of our Common Shares, and (ii) adding, removing or changing any restrictions upon the business that we may carry on or upon the powers that we may exercise.

Limitations on Liability and Indemnification of Directors and Officers

In accordance with the OBCA and pursuant to our bylaws, subject to certain conditions, we will, to the maximum extent permitted by law, indemnify our directors, officers, former directors and former officers, and any another individuals who act or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of that association with our Company or other entity. Additionally, we may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding, provided that such individual shall repay such monies if such individual does not fulfill the conditions described below. Indemnification is prohibited unless such individual:

•	acted honestly and in good faith with a view to our best interests;

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and

•	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and fulfils the conditions listed above.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom (or, failing such court, any other “court” (as defined in the OBCA) having jurisdiction and the appellate courts therefrom) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our Company to our Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the OBCA or our articles of incorporation or bylaws; or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the OBCA) of our Company. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in our Common Shares will be deemed to have consented to these forum selection provisions in our bylaws; however, investors and shareholders cannot waive our compliance with U.S. federal securities laws and the rules and regulations thereunder.

There is uncertainty as to whether a court will enforce the forum selection provisions in our bylaws with respect to all claims within the scope of the subject matter of the preceding paragraph. We interpret the forum selection clauses in our bylaws to be limited to the specified actions and proceedings and to not apply to any claims or actions arising under the Securities Act or the Exchange Act. Notwithstanding any interpretation of the forum selection provisions in our bylaws to the contrary, Section 22 of the Securities Act provides for concurrent jurisdiction for U.S. federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Additionally, Section 27 of the Exchange Act provides that the U.S. federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar forum selection provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the forum selection provisions in our bylaws to be inapplicable or unenforceable in any claim, action or proceeding, we may incur additional costs associated with resolving such dispute in other judicial forums or jurisdictions.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is TSX Trust Company, located at 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1, and the U.S. co-transfer agent for our Common Shares is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, New York 10004.

Investment Canada Act

The Investment Canada Act (which we refer to as the “ICA”) requires any non-Canadian person (as defined in the ICA) who acquires “control” (as defined in the ICA) of an existing Canadian business, where certain prescribed financial thresholds are exceeded, to file a pre-closing application for review with Innovation, Science and Economic Development Canada. Where the acquisition of control of a Canadian business by a non-Canadian person does not meet the prescribed financial thresholds for review, such non-Canadian person is required to file a notification with Innovation, Science and Economic Development Canada no later than 30 days after the completion of the transaction. The ICA generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the acquisition is likely to be of a net benefit to Canada. Under the national security regime in the ICA, the Canadian federal government may undertake a discretionary review of a broader range of investments by a non-Canadian to determine whether such investments by a non-Canadian could be “injurious to national security”. Review on national security grounds is at the discretion of the Canadian federal government and may occur on a pre-or post-closing basis.

Competition Act

Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada) (which we refer to as the “Competition Act”), which permits the Commissioner of Competition (which we refer to as the “Commissioner”) to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in our Company. In addition, the Competition Act grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition. The Competition Act also requires any person who intends to acquire our Common Shares to file a notification with the Canadian Competition Bureau if: (i) such person (and such person’s affiliates) would hold, in the aggregate, more than 20% of all of our outstanding voting shares, (ii) certain financial thresholds are exceeded, and (iii) no exemption applies.

Where a person (and such person’s affiliates) already holds, in the aggregate, more than 20% of all of our outstanding voting shares, a notification must be filed if: (i) the acquisition of additional shares would bring such person’s (and its affiliates) holdings to over 50%, (ii) certain financial thresholds are exceeded, and (iii) no exemption applies.

Where a notification is required, the Competition Act prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless compliance with the waiting period has been waived or the Commissioner has issued an advance ruling certificate under Section 102 of the Competition Act. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Differences in Corporate Law

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the OBCA, which is generally similar to laws applicable to United States corporations. The following discussion summarizes certain material differences between the rights of a shareholder of a typical corporation incorporated under the laws of the State of Delaware, as compared to the rights of a shareholder of our Company.

This discussion does not purport to be a complete statement of the rights of holders of our Common Shares under the OBCA or the rights of holders of common stock of a typical corporation under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”).

	Delaware	Ontario
Number and Election of Directors

Under the DGCL, the board of directors must consist of at least one director. The number of directors shall be fixed by, or in the manner provided in, the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation.

Under the DGCL, directors are elected at annual stockholder meetings by plurality vote of the stockholders, unless provided otherwise in the certificate of incorporation or bylaws.

Under our articles of incorporation, our board of directors must have at least one member and no more than 10 members.

Under the OBCA, our board of directors must consist of at least three members so long as we are an “offering corporation” for purposes of the OBCA, which includes a corporation that has filed a prospectus under the Securities Act (Ontario) in respect of its securities and such securities are still outstanding.

Under the OBCA and our bylaws, shareholders elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Removal of Directors	Under the DGCL, unless otherwise provided in the corporation’s certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, except: (i) in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director can be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

Under the OBCA and our bylaws, shareholders may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy.

If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Vacancies on our Board of Directors	Under the DGCL, unless otherwise provided in the corporation’s certificate of incorporation or bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the OBCA and our bylaws, vacancies that exist on our board of directors may generally be filled by our board of directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Under the OBCA and our bylaws, in between meetings, our board of directors has the right to increase the total number of directors on our board of directors within the minimum and maximum number set in our articles of incorporation; provided, that our board of directors may not appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at our last annual meeting of shareholders.

Board of Director Quorum and Vote Requirements

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or bylaws require a greater number. The bylaws may lower the number required for a quorum to no less than one-third the number of directors.

Under the DGCL, the board of directors may take action by the majority vote of the directors present at a meeting at which a quorum is present unless the certificate of incorporation or bylaws require a greater vote.

Under our bylaws, a majority of the directors on our board of directors constitutes a quorum at any meeting of directors, provided that, where the board consists of fewer than three directors, all directors shall constitute a quorum at any meeting of our board of directors.

Under the OBCA, where there is a vacancy or vacancies on our board of directors, the remaining directors may exercise all the powers of our board of directors so long as a quorum of our board of directors remains in office.

Transactions with our Directors and Executives	The DGCL generally provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Under the OBCA and our bylaws, a director or officer of our Company who: (i) is a party to a material contract or transaction or proposed material contract or transaction with us, or (ii) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with us, is required to disclose in writing to us the nature and extent of his or her interest. An interested director is prohibited from attending the part of the meeting of our board of directors during which the contract or transaction is discussed and is prohibited from voting on a resolution to approve the contract or transaction, except in specific circumstances, such as a contract or transaction relating primarily to his or her remuneration as a director of our Company or an affiliate of our Company, a contract or transaction for indemnification or liability insurance of such director, or a contract or transaction with an affiliate of our Company. If a director or officer has disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to us at the time it was approved, the director or officer is not accountable to us or our shareholders for any profit or gain realized from the contract or transaction, and the contract or transaction is neither void nor voidable by reason only of the interest of such director or officer or that such director is present at or is counted to determine the presence of a quorum at the meeting of our board of directors that authorized the contract or transaction.

The OBCA further provides that if such director or officer acted honestly and in good faith and the contract or transaction was reasonable and fair to us at the time it was approved, such director or officer is not accountable to us or our shareholders for any profit or gain realized from the contract or transaction by reason only of his or her holding the office of a director or officer, and the contract or transaction is not by reason only of the director’s or officer’s interest therein void or voidable, if the contract or transaction has been confirmed or approved by our shareholders by special resolution, on the basis of disclosure in reasonable detail of the nature and extent of such director’s or officer’s interest in the notice of meeting or management information circular.

Limitation of Liability of our Directors

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability:

•  for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•  under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock repurchases or redemptions; or

•  for any transaction from which the director derived an improper personal benefit.

The OBCA does not permit the limitation of liability of a director or officer to act in accordance with the OBCA.

Under our bylaws, our directors and officers will not be liable for their acts in the execution of their duties or in relation thereof or for the acts of any other director, officer or employee, unless such director or officer is willfully negligent or at fault. However, our bylaws do not permit the relief of any of our directors’ or officers’ duty to act in accordance with the OBCA or from liability for any breach of the OBCA.

Indemnification of our Directors and Executives	The DGCL permits a corporation to indemnify officers and directors against expenses, judgments, fines and amounts paid in settlement for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding that they had no reasonable cause to believe was unlawful.

Our bylaws provide that, subject to the limitations contained in the OBCA, we will indemnify our directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with our Company, provided that:

•  the individual acted honestly and in good faith with a view to the best interests of our Company; and

•  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We will also indemnify such individual in such other circumstances as the OBCA permits or requires.

Call and Notice of Shareholder Meetings

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and, in the case of a special meeting, purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the OBCA, our board of directors is required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting.

Under the OBCA and our bylaws, our board of directors may call a special meeting at any time. In addition, under the OBCA, holders of not less than five percent of our issued and outstanding Common Shares may requisition our board of directors to call a meeting of shareholders.

Shareholder Action by Written Consent	Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.	Under the OBCA and our bylaws, a written resolution signed by all of our shareholders who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Shareholder Nominations and Proposals	Not applicable.

Under the OBCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which such shareholder wishes to propose and discuss at a shareholders’ meeting, and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the OBCA pertaining to shareholder proposals, we are required to include such proposal in the information circular pertaining to any meeting at which we solicit proxies, subject to certain exceptions. Notice of such a proposal must be provided to us at least 60 days before the anniversary date of the last annual shareholders’ meeting, or at least 60 days before any other meeting at which the matter is proposed to be raised.

In addition, the OBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than 5% of our outstanding Common Shares entitled to vote at the meeting to which the proposal is to be presented.

Shareholder Quorum and Vote Requirements

Under the DGCL, quorum for a corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote.

Under the DGCL, unless the certificate of incorporation or bylaws provide for a greater vote, the required vote is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

Under the OBCA, unless our articles of

incorporation or our bylaws provide otherwise, the holders of a majority of our outstanding Common Shares, whether present in person or represented by proxy, constitute a quorum.

Under our bylaws, holders of not less than 10% of our outstanding Common Shares, whether present in person or represented by proxy, constitute a quorum.

Amendments of Governing Instruments	Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.	Amendment of Articles of Incorporation. Under the OBCA, amendments to our articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution.

	Amendment of Bylaws. Under the DGCL, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote, provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.	Amendment of Bylaws. Under the OBCA and our bylaws, our board of directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of our Company, which will be effective from the date of such resolution; provided, that our board of directors submit the bylaw, amendment or repeal to our shareholders at the next meeting of shareholders, where the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Votes on Mergers, Consolidations, and Sales of Assets	The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.	Under the OBCA, the approval of at least two-thirds of votes cast by shareholders entitled to vote on the resolution is required for extraordinary corporate actions. Holders of a class or series of shares are entitled to vote separately as a class or series if the extraordinary corporate action affects such particular class or series of shares in a manner different from holders of our Common Shares entitled to vote on such extraordinary corporate action, whether or not such particular class or series of shares are otherwise entitled to vote. Extraordinary corporate actions include amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation, liquidations and dissolutions.

Dissenter’s Rights of Appraisal

Under the DGCL, any shareholder of a corporation who (i) holds share of stock on the date of making a demand for appraisal of such shareholder’s shares, (ii) continuously holds such shares through the effective date of a merger or consolidation, and (iii) neither voted in favor of the merger or consolidation nor consented thereto, shall be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such shareholder’s shares of stock, provided, however, that no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•  shares of stock of the surviving corporation;

•  shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 shareholders;

•  cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•  any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the shareholders of the surviving corporation.

Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations), (ii) an amendment to our articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of our Common Shares, (iii) an amendment to our articles of incorporation to add, change or remove any restriction upon the business or businesses that we may carry on, (iv) a continuance under the laws of another jurisdiction, (v) a sale, lease or exchange of all or substantially all of our property, other than in the ordinary course of business, and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement.

However, a shareholder is not entitled to dissent if an amendment to our articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, unless otherwise authorized by the court.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of our Company which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests.

Anti-Takeover and Ownership Provisions	Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a Delaware corporation from engaging in a “business combination” (as defined in Section 203) with a holder of 15% or more of the corporation’s voting stock for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203.

While the OBCA does not contain specific anti- takeover provisions with respect to “business combinations”, roles and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101, contain requirements in connection with, among other things, “related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to shareholders in connection with a related party transaction including related to the valuation. Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders, other than the related parties, approve the transaction by a simple majority of the votes cast.